CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" and to the use of our reports dated September 24, 1999 and January 25, 1999, with respect to the consolidated balance sheet of ATEL Financial Corporation and Subsidiary at July 31, 1999, and the financial statements of ATEL Capital Equipment Fund VIII, LLC at December 31, 1998, and for the period from July 31, 1998 (inception) through December 31, 1998, respectively, included in the Supplement dated August 31, 1999 to the Registration Statement (Form S-1 No. 333-62477) and related Prospectus of ATEL Capital Equipment Fund VIII, LLC for the registration of 15,000,000 limited liability company units.


                                             Ernst & Young, LLP


San Francisco, California
October 22, 1999